Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83414, 333-80995, 333-113258, 333-159393, 333-186881 and 333-190187 on Form S-8, and Registration Statement No. 333-183023 on Form S-3 of our reports dated February 26, 2014, relating to the consolidated financial statements of R.R. Donnelley & Sons Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of R.R. Donnelley & Sons Company and Subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 26, 2014